                            Exhibit 10.1

January 15, 2025
Kevin McAleenan
via email
Dear Kevin,
On behalf of BigBear.ai, I am pleased to extend an offer of employment to you for the position of Chief Executive Officer. The details of the offer are as follows:
Job Title: Chief Executive Officer (a Section 16 Officer)
Direct Supervisor: the BigBear.ai Holdings, Inc. Board of Directors
Work Location: Tysons Corner, Virginia, travel as appropriate
Compensation:
Salary: As a full-time, exempt employee, your base salary will be paid at the rate of $500,000.00/annually, less applicable payroll deductions and withholdings. You will be paid semi-monthly in accordance with BigBear.ai’s standard payroll policies and practices.
Short-Term Incentive (STI) / Annual Bonus Plan: In addition to your base compensation, you will be eligible for an annual bonus of up to 125% of your annual base compensation (“Annual Target Bonus”), on the same terms and conditions as other similarly situated executives based upon mutually developed performance objectives at the start of each year. Your Annual Target Bonus will be paid through a combination of cash and Performance Stock Units (PSUs) based on the achievement of Company goals and personal goals. The STI program and your participation in the plan are subject to annual approval/renewal by the BigBear.ai Compensation Committee.
Long-Term Incentive (LTI) / Equity Bonus Plan: As a key executive, you will be eligible to participate in the BigBear.ai equity incentive plan, comprised of a mix of Restricted Stock Units (RSUs), stock options, and PSUs. LTI awards vest on a four-year ratable schedule from the grant date, unless otherwise specified, and specific terms and conditions will be included in each LTI grant agreement.
Your LTI plan consists of two components:
1.An initial award with a target value at grant date of $4,000,000.00. This award will be delivered in the form of 50% RSUs and 50% stock options. The actual number of RSUs and options are dependent upon the price of BigBear.ai’s stock at the time of the award.

2.Starting in 2025, a recurring annual grant estimated to be valued at 200% of your base compensation, subject to Compensation Committee approval (split between stock options, RSUs, PSUs and/or other long-term incentive vehicles at the discretion of the BigBear.ai Compensation Committee (the “Compensation Committee”)).
Unvested awards will be canceled in the event of a termination, voluntary or involuntary.

The LTI program is subject to annual approval/renewal by the Compensation Committee. In the event that the LTI program is discontinued, BigBear.ai agrees to work in good faith with you to come to an agreeable replacement program or compensation arrangement.
Annual Leave: You will receive 25 days of paid time off accrued on a semi-monthly basis upon your Start Date and 11 paid holidays, both pro-rated based on your Start Date.
Benefits: As a full-time employee, you will be eligible to participate in BigBear.ai’s comprehensive benefit program in accordance with our policies and after meeting the applicable eligibility requirements, if any.
Severance: As CEO, you are eligible to participate in the BigBear.ai Executive Severance Plan (the “ESP Plan”) at the Tier 1 level. The ESP Plan can be found at:
(https://www.sec.gov/Archives/edgar/data/1836981/000119312522289531/423944dex101.htm).
Medical Insurance Offset: If you elect to waive BigBear.ai’s medical insurance coverage in 2025, you will receive a payment of $3,000.00 annually, in addition to your base salary. You will still be eligible to participate in all other benefits offered. Should you elect BigBear.ai’s medical insurance in the future, you will no longer receive the offset, effective the date coverage begins.
Outside Counsel and Compensation Consultant Fees: BigBear.ai shall timely pay all reasonable attorney and consulting fees incurred as part of your and your outside counsel’s and consultant’s review and negotiation of the initial terms of your employment as set forth herein, and any supplemental agreements required or proposed by BigBear.ai (e.g., the Employee Nondisclosure and Intellectual Property Assignment Agreement, the Non-Solicitation Agreement, and Executive Severance Plan).
Start Date: Your start date will be January 15, 2025.
This is an offer of at-will employment and is not a contract guaranteeing employment for any specific duration. As an at-will employee, both you and BigBear.ai have the right to terminate this arrangement and subsequent employment at any time with or without cause or notice. By accepting this offer you agree to provide the Company’s security officer with sufficient information to properly verify security information, as applicable for the role. This offer is also contingent upon your agreement to the Company policies including but not limited to the following: BBAI Policies and Procedures, Insider Trading Policy, Employee NDA and IP Assignment, Non-Solicitation Agreement and Code of Conduct and Ethics, as well as verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date.

Please indicate your acceptance of this offer by signing and returning by January 15, 2025.
Sincerely,

Peter Cannito
Chairman, Board of Directors, BigBear.ai Holdings, Inc.
Acceptance of Offer
I have read and understood, and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, communications, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Signed .....................................................

Date ........................................................